ProLung, Inc. Announces Appointment of Neil Berkley to its Board of Directors

Salt Lake City, UT, February 27, 2018, — ProLung, Inc., (“ProLung” or the “Company”) the world leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of lung cancer, announced today that Neil Berkley has joined the Company’s Board of Directors.

Steven C. Eror, President and CEO of ProLung®, stated, “I am pleased to welcome Mr. Berkley to our Board of Directors. As we begin commercializing the ProLung Test™, Mr. Berkley adds depth to our business development and strategic planning capability. Mr. Berkley, who has been recognized by some of the largest institutions in healthcare for his highly developed scientific and business skills, will join our Science and Technology Committee.”

“I am honored to join the ProLung Team and help build upon the great successes they have already achieved. I believe their predictive analytic ProLung Test can make a tremendous clinical and economic impact in the battle against lung cancer. These are exciting times for ProLung and I look forward to working with the team to make a difference in time for lung cancer patients around the world,” remarked Mr. Berkley.

Mr. Berkley is currently Executive Director of Corporate Development at Acadia Pharmaceuticals. Prior to Acadia, he worked with GlaxoSmithKline (GSK) as the Head of Business Development for Neuroscience, Head of West Coast Business Development, Site Head of a San Diego R&D satellite office and was a member of the Transactions Team. Before joining GSK, he was Head of Business Development at Cadence Pharmaceuticals where he was part of the team that successfully exited to Mallinckrodt for $1.3B in cash. Prior to Cadence, he held various roles with a primary focus on business development at Mpex Pharmaceutical where he helped raise over $100M in venture capital financing and closed multiple business development transactions including an option deal with GSK and the acquisition of Mpex by Aptalis. Mr. Berkley holds a Bachelor of Science in molecular biology from the University of California, San Diego and a Master of Science in cellular and molecular biology, as well as an MBA from San Diego State University. He currently resides in San Diego, California.

About ProLung, Inc.

ProLung’s mission is to make a difference in time for lung cancer patients. ProLung is the world leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of lung cancer. The Company develops, tests, and commercializes solutions which may shorten the time to diagnosis and expand the therapeutic window for lung cancer patients. ProLung’s predictive analytics platform for lung cancer risk stratification is approved for sale in the European Economic Area and investigational use in the USA.

Forward-Looking Statements

This release may contain forward-looking statements regarding projected business performance, operating results, financial condition and other aspects of the Company, expressed by such language as “expected,” “anticipated,” “projected” and “forecasted.” Please be advised that such statements are estimates only and there is no assurance that the results stated or implied by forward-looking statements will actually be realized by the Company. Forward-looking statements may be based on management assumptions that prove to be wrong. The Company and its business are subject to substantial risks and potential events beyond its control that would cause material differences between predicted results and actual results, including the Company incurring operating losses and experiencing unexpected material adverse events.

For further information, contact:

Andy Robertson | +1 801-503-9231| acr@prolunginc.com

ProLung Vice President of Marketing and Business Development

ProLung

757 E. South Temple Suite 150

Salt Lake City, Utah 84102

USA

www.prolunginc.com

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